Exhibit 99.1

NEWS COPY INFORMATION CONTACT:
 Dee Johnson
FOR IMMEDIATE RELEASE (314) 719-1869

VIASYSTEMS ANNOUNCES SECOND QUARTER 2010 EARNINGS

ST. LOUIS, August 9, 2010 – Viasystems Group, Inc. (NASDAQ:VIAS), a leading provider of complex multi-layer printed circuit boards and electro-mechanical solutions, today announced earnings for the second quarter ended June 30, 2010.

Highlights

•	Earnings per basic and diluted share increased to $0.33, and Adjusted EPS increased to $0.46 in the quarter ended June 30, 2010, on approximately 20 million average shares outstanding.
•	Net sales grew to $239.4 million in the quarter, as previously announced on July 15, 2010.
•	Operating income in the quarter improved to $18.6 million, or 7.8% sales.
•	Adjusted EBITDA increased to $37.0 million, or 15.4% of sales.
•	The book-to-bill ratio in the quarter was 1.06:1, as previously announced on July 15, 2010.

“Obviously, our global team is proud of our strong second quarter results,” said David M. Sindelar, Chief Executive Officer. “Sustained strong demand from our broad base of customers contributed not only to another quarter of sequential sales growth, but also to our improved profitability. And, having completed the majority of our remaining synergy projects during the quarter, we were able to achieve a partial offset of the increasing costs of materials and labor which we began to experience earlier this year.”

“Our telecommunications sector demand in the quarter appears to be well above the prevailing market advances following a modest start to the year,” added Sindelar, “while the significant growth experienced in our automotive and I&I sectors earlier this year have now leveled-off to the sustainable market growth trends. We believe that one of the benefits of participating in several end markets is the ability to participate in a broad variety of available growth opportunities.”

“Like most participants in the electronics industry, we are still hearing a lot of generic uncertainty in the market, but our order book has remained strong, and we have begun seeing longer term orders populate our backlog. Shortage of components being experienced by some customers, as well as by our own facilities, continues to keep upward pressure on materials costs and may also create a near-term limit to sequential growth potential until supply catches up with the sustained demand.”

Financial Results

The Company reported net sales of $239.4 million for the three months ended June 30, 2010, a 28.3% increase compared with the three months ended March 31, 2010, and a 98.6% increase compared with net sales during the second quarter of 2009. While the sequential and year-over-year increases are primarily attributable to the acquisition of Merix Corporation in mid-February 2010, the Company achieved another sequential quarter of pro forma organic growth on greater demand for the Company’s printed circuit boards and electro-mechanical solutions products.

Operating income was $18.6 million, or 7.8% of sales, and Adjusted EBITDA was $37.0 million, or 15.4% of sales, for the three months ended June 30, 2010. The second quarter’s operating income improved by more than $16 million over the $2.5 million operating income reported in the first quarter ended March 31, 2010, and increased more than $23 million compared to an operating loss reported in the same quarter last year. Adjusted EBITDA increased by 38.2%, and as a percent of sales increased more than 100bps, over the first quarter ended March 31, 2010. Improved sequential earnings resulted from favorable effects of increased sales volume together with elimination of redundant costs in connection with the Company’s merger, partially offsetting cost increases. A reconciliation of operating income to Adjusted EBITDA is provided at the end of this news release.

Net income of $7.1 million for the three months ended June 30, 2010, of which $6.5 million was attributable to common stockholders, resulted in $0.33 earnings per basic and diluted share. Excluding professional fees, severance and other costs incurred during the quarter related to the merger transaction and subsequent restructuring initiatives, Adjusted EPS was $0.46 for the three months ended June 30, 2010 compared to $0.08 Adjusted EPS in the prior quarter. A reconciliation of earnings per share to Adjusted EPS is provided at the end of this news release.

Segment Information

Net sales in the Company’s Printed Circuit Board segment for the second quarter were $195.7 million, a 30.0% increase over the first quarter. The increase was due in large part to the full-quarter inclusion of the Merix business acquired midway through the first quarter. Pro forma for the merger, organic sales grew nearly 2% sequentially in the segment on continued strength of demand in the automotive, telecommunications and I&I end markets.

Second quarter sales of the Company’s Assembly segment were $43.7 million, a 21.3% increase compared with the immediately preceding quarter. Telecommunications end market demand for the Company’s electro-mechanical products and services was the primary contributor to the sequential growth in the segment.

Cash and Working Capital

Cash and cash equivalents of $80.1 million on June 30, 2010 declined slightly from $81.1 million at the end of the prior quarter. Cash on hand, together with cash provided by operating activities of approximately $20.5 million during the three months ended June 30, 2010, was used to fund approximately $10.9 million of capital expenditures in the quarter and to reduce previously outstanding debt by approximately $10.5 million. The Company’s working capital metrics at June 30, 2010 remained consistent with historical trends.

During July 2010, the Company made its initial $16.9 million interest payment on the Senior Secured Notes due 2015, representing interest accrued from the issuance of the notes in November 2009. Interest on the notes thereafter is payable semi-annually in January and July. Also during July 2010, the Company completed the anticipated disposal of the dormant Hong Kong production facility acquired in the Merix merger. Net proceeds from the disposal were approximately $9.7 million.

Pro Forma Combined Sales

Merix Corporation’s prior fiscal year ended on May 30, 2009. Pro forma combined sales of $179.4 million for the period ended June 30, 2009 is composed of Viasystems’ sales for the three months ended June 30, 2009, plus Merix Corporation’s reported sales for the three months ended May 30, 2009. Pro forma combined sales of $228.6 million for the quarter ended March 31, 2010 are for the three months ended March 31, 2010 for all operations.

Use of Non-GAAP Financial Measures

In addition to condensed consolidated financial statements presented in accordance with U.S. GAAP, management uses certain non-GAAP financial measures, including “Adjusted EBITDA” and “Adjusted EPS.”

Adjusted EBITDA is not a recognized financial measure under U.S. GAAP, and does not purport to be an alternative to operating income or an indicator of operating performance. Adjusted EBITDA is presented to enhance an understanding of operating results and is not intended to represent cash flows or results of operations. The Board of Directors and management use Adjusted EBITDA primarily as an additional measure of operating performance for matters including executive compensation and competitor comparisons. The use of this non-GAAP measure provides an indication of the Company’s ability to service debt, and management considers it an appropriate measure to use because of the Company’s highly leveraged position.

Adjusted EBITDA has certain material limitations, primarily due to the exclusion of certain amounts that are material to the Company’s consolidated results of operations, such as interest expense, income tax expense, and depreciation and amortization. In addition, Adjusted EBITDA may differ from the Adjusted EBITDA calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.

The Company uses Adjusted EBITDA to provide meaningful supplemental information regarding operating performance and profitability by excluding from EBITDA certain items that the Company believes are not indicative of its ongoing operating results or will not impact future operating cash flows, which include restructuring and impairment charges, stock compensation and costs associated with the acquisition of Merix.

In addition, because of the significance of the effects of special charges related to the Company’s recapitalization and merger, the Company uses a non-GAAP measure Adjusted EPS.  This measure is not a recognized financial measure under U.S. GAAP, does not purport to be an indicator of the Company’s financial performance, and might not be consistent with the measures used by other companies. Management believes this supplemental measure is useful in understanding the underlying trends of the business and analyzing the effects of certain events that are infrequent or unusual for the Company.

Adjusted EPS has certain material limitations, primarily due to the exclusion of certain amounts from earnings that are material to the Company’s consolidated results of operations, such as merger-related costs, restructuring charges, and certain other adjustments to net income, to arrive at net income attributable to common stockholders.

Investor Conference Call

Viasystems will broadcast live via internet an investor conference call at 11:00 a.m. Eastern Time today, August 9, 2010. The live listen-only audio of the conference call will be available at http://investor.viasystems.com. The live conference call will be available by telephone for professional investors and analysts by dialing (877) 640-9867 (toll free) or (914) 495-8546.

A telephonic replay of the conference call will be available for one week at (800) 642-1687 or (706) 645-9291. Replay listeners should enter the conference ID 89698539. The webcast replay will be available at http://investor.viasystems.com for an indefinite period.

Forward Looking Statements

Certain statements in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Viasystems regarding future events and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Viasystems undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Actual results may differ materially from those expressed or implied. Such differences may result from a variety of factors, including but not limited to: legal or regulatory proceedings; any actions taken by the Company, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); or developments beyond the Company’s control, including but not limited to, changes in domestic or global economic conditions, competitive conditions and consumer preferences, adverse weather conditions or natural disasters, health concerns, international, political or military developments, and technological developments. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth under the heading “Item 1A. Risk Factors,” in the annual report on form 10-K filed by Viasystems with the SEC on February 25, 2010 and in Viasystems’ other filings made from time to time with the SEC and available at the SEC’s website, www.sec.gov.

About Viasystems

Viasystems Group, Inc. is a technology leader and a worldwide provider of complex multi-layer, printed circuit boards (PCBs) and electro-mechanical solutions (E-M Solutions). Its PCBs serve as the “electronic backbone” of electronic equipment, and its E-M Solutions products and services integrate PCBs and other components into electronic equipment, including metal enclosures, cabinets, racks and sub-racks, backplanes, cable assemblies and busbars. Viasystems’ 15,000 employees around the world serve more than 800 customers in the automotive, industrial and instrumentation, telecom, computer/datacom and military/aerospace end markets. For additional information about Viasystems, please visit the Company’s website at www.viasystems.com.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009

Net sales	$239,411	$186,640	$120,561
Operating Expenses:
Cost of goods sold, exclusive of items shown separately	182,954	146,139	97,323
Selling, general and administrative	20,591	18,695	11,455
Depreciation	14,437	12,630	12,614
Amortization	450	370	299
Restructuring and impairment	2,415	6,309	3,847
Operating income (loss)	18,564	2,497	(4,977)
Other expense (income):
Interest expense, net	7,424	8,902	8,167
Amortization of deferred financing costs	513	466	516
Loss on early extinguishment of debt	–	706	–
Other, net	(110)	515	224
Income (loss) before taxes	10,737	(8,092)	(13,884)
Income taxes	3,660	3,851	(1,020)
Net income (loss)	$7,077	$(11,943)	$(12,864)

Less:
Net income attributable to noncontrolling interest	$537	$137	$–
Accretion of Redeemable Class B Senior Convertible preferred stock	–	1,053	2,085
Conversion of Mandatory Redeemable Class A Junior preferred stock	–	29,717	–
Conversion of Redeemable Class B Senior Convertible preferred stock	–	105,021	–
Net income (loss) attributable to common stockholders	$6,540	$(147,871)	$(14,949)

Basic earnings (loss) per share	$0.33	$(12.57)	$(6.19)
Diluted earnings (loss) per share	$0.33	$(12.57)	$(6.19)
Basic weighted average shares outstanding	19,979,015	11,762,329	2,415,266
Diluted weighted average shares outstanding	19,982,252	11,762,329	2,415,266

See “notes to condensed consolidated financial statements” included in the Company’s Form 10-Q

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	June 30, 2010	March 31, 2010	December 31, 2009
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$80,065	$81,074	$108,993
Restricted cash	–	–	105,734
Accounts receivable, net	165,010	154,893	89,512
Inventories	83,971	74,093	49,197
Prepaid expenses and other	22,093	18,123	11,388
Property held for sale	12,379	12,379	–
Total current assets	363,518	340,562	364,824
Property, plant and equipment, net	264,299	267,960	199,044
Goodwill and other assets	119,589	120,560	93,370
Total assets	$747,406	$729,082	$657,238

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt	$17,843	$27,798	$118,207
Accounts payable	154,226	143,064	90,661
Accrued and other liabilities	73,524	64,240	42,348
Total current liabilities	245,593	235,102	251,216
Long-term debt, less current maturities	214,427	214,642	212,673
Other non-current liabilities	52,415	52,037	34,226
Mandatory redeemable Class A Junior preferred stock	–	–	118,836
Total liabilities	512,435	501,781	616,951

Redeemable Class B Senior Convertible preferred stock	–	–	98,327

Total stockholders’ equity (deficit)	234,971	227,301	(58,040)
Total liabilities and stockholders’ equity (deficit)	$747,406	$729,082	$657,238

See “notes to condensed consolidated financial statements” included in the Company’s Form 10-Q

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(dollars in thousands)
(Unaudited)

	Six Months Ended	Three Months Ended	Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009

Net cash provided by (used in) operating activities	$16,089	$(4,384)	$36,767

Cash flows from investing activities:
Capital expenditures	(20,405)	(9,521)	(9,279)
Proceeds from disposals of property	13	–	2,803
Acquisition of Merix	(35,326)	(35,326)	–
Cash acquired in acquisition of Merix	13,667	13,667	–
Net cash used in investing activities	(42,051)	(31,180)	(6,476)

Cash flows from financing activities:
Repayments of borrowings under credit facilities	(10,000)	–	(3,500)
Borrowings under credit facilities	10,000	10,000	–
Repayments of 2013 Notes	(515)	–	–
Repayments of capital lease obligations	(58)	(26)	–
Financing and other fees	(2,223)	(2,159)	–
Repayment of 10.5% Senior Subordinated Notes	(105,904)	(105,904)	–
Change in restricted cash	105,734	105,734	–
Net cash (used in) provided by financing activities	(2,966)	7,645	(3,500)

Change in cash and cash equivalents	(28,928)	(27,919)	26,791

Beginning cash	108,993	108,993	83,053
Ending cash	$80,065	$81,074	$109,844

See “notes to condensed consolidated financial statements” included in the Company’s Form 10-Q

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
NET SALES AND BALANCE SHEET STATISTICS
(dollars in millions)

	Three Months Ended
	June 30, 2010		March 31, 2010		June 30, 2009
Reported external net sales by segment
Printed Circuit Boards (a)	$195.7	82%	$150.6	81%	$77.7	64%
Assembly	43.7	18%	36.0	19%	39.3	33%
Other	–	–	–	–	3.6	3%
	$239.4	100%	$186.6	100%	$120.6	100%

(a) Excludes approximately $42.0 sales by Merix Corporation from January 1, 2010 through February 16, 2010, and excludes $58.9 sales reported by Merix Corporation during second quarter 2009.

	Percentage of Net Sales			Net Sales Increase (Decrease)
	Three Months Ended			Sequential:	Year/Year:
	June 30	March 31,	June 30	2Q10 vs	2Q10 vs
	2010	2010	2009	1Q10	2Q09
Pro forma combined net sales by end market
Automotive	35%	35%	30%	2%	53%
Telecom	25%	22%	32%	18%	5%
I&I and Other	23%	24%	22%	3%	42%
Computer/Datacom	13%	14%	11%	(5%)	51%
Military/Aerospace	4%	5%	5%	(2%)	21%
	100%	100%	100%	5%	33%

	2Q10	1Q10	4Q09	3Q09	2Q09
Working capital metrics
Days’ sales outstanding	62.0	61.0	61.3	57.4	59.4
Inventory turns	8.8	9.7	8.3	7.7	7.9
Days’ payables outstanding	75.8	71.5	80.1	74.2	67.7
Cash cycle (days)	27.5	26.5	24.7	30.2	37.2

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF OPERATING INCOME (LOSS)
TO ADJUSTED EBITDA
(dollars in millions)
(Unaudited)

	Three Months Ended
	June 30 2010	March 31 2010	June 30 2009

Operating income (loss)	$18.6	$2.5	$(5.0)
Add-back:
Depreciation and amortization	14.9	13.0	12.9
Restructuring and impairment	2.4	6.3	3.8
Non-cash stock compensation expense	0.3	0.1	0.2
Costs relating to the merger	0.8	4.8	1.4
Adjusted EBITDA	$37.0	$26.7	$13.3

See “management’s discussion and analysis of financial condition and results of operations” included in the Company’s Form 10-Q

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF BASIC AND DILUTED EARNINGS PER SHARE
(dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30, 2010
	As Reported	Special Items		Non-GAAP Adjusted

Net sales	$239,411	$–		$239,411
Operating Expenses:
Cost of goods sold, exclusive of items shown separately	182,954	–		182,954
Selling, general and administrative	20,591	788	(a)	19,803
Depreciation	14,437	–		14,437
Amortization	450	–		450
Restructuring and impairment	2,415	2,415	(b)	–
Operating income	18,564			21,767
Other expense (income):
Interest expense, net	7,424	–		7,424
Amortization of deferred financing costs	513	–		513
Other, net	(110)	–		(110)
Income before taxes	10,737			13,940
Income taxes	3,660	490	(c)	4,150
Net income	$7,077			$9,790

Less: Net income attributable to noncontrolling interest	$537	–		$537
Net income attributable to common stockholders	$6,540			$9,253

Basic earnings per share	$0.33			$0.46
Diluted earnings per share	$0.33			$0.46
Basic weighted average shares outstanding	19,979,015	–		19,979,015
Diluted weighted average shares outstanding	19,982,252	–		19,982,252

(a)	Represents expenses recorded during the three months ended June 30, 2010 to adjust the Company’s estimate of professional fees and other costs incurred in connection with the acquisition of Merix.

(b)	Represents severance and other contractual costs recorded during the three months ended June 30, 2010 related to initiatives to reduce operating costs of the combined Viasystems and Merix companies.

(c)	Represents estimated income tax effects of (a) and (b) above.